UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. _)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ATI PHYSICAL THERAPY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rule 14a-6(i)(1) and 0-11

790 Remington Blvd.
Bolingbrook, IL 60440

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY ON JUNE 13, 2023 AT 10:00 A.M. CENTRAL TIME

This disclosure (the “Supplement”), dated June 5, 2023, supplements the Proxy Statement (the “Proxy Statement”) of ATI Physical Therapy, Inc. (the “Company”) filed with the Securities and Exchange Commission on May 1, 2023 in connection with the solicitation of proxies by the Company’s board of directors for the above-referenced 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, and any postponement or adjournment thereof.

The information in this Supplement is in addition to the information provided by the Proxy Statement and, except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Proposal No. 1 included in the Proxy Statement requests stockholder approval of a comprehensive transaction to enhance the Company’s liquidity (collectively, the “Transaction”), including the issuance of New Second Lien PIK Convertible Notes (as defined in the Proxy Statement) and shares of Series B Preferred Stock (as defined in the Proxy Statement) which will provide voting rights to holders of the New Second Lien PIK Convertible Notes.

In addition to the Transaction as described in Proposal No. 1, the Company is filing this Supplement to disclose that it is also currently considering issuing to certain of the Company’s Preferred Equityholders (as defined in the Proxy Statement) up to an additional $3,700,000 in New Second Lien PIK Convertible Notes (any such notes, the “Additional PIK Notes”) on the closing date of the Transaction. The Additional PIK Notes, if issued, will provide the Company with additional liquidity.

As noted, above, this Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.